Exhibit 5.1

[Letterhead of Alston & Bird LLP]

January 15, 2003

MAPICS, Inc.
1000 Windward Concourse, Suite 100
Alpharetta, GA 30005

Re:	Registration Statement on Form S-4 (No. 333-102014) Covering a Maximum of 4,796,839 Shares of Common Stock and Rights to Purchase Series F Junior Participating Preferred Stock of MAPICS, Inc.

Ladies and Gentlemen:

We have acted as counsel to MAPICS, Inc., a Georgia corporation (the “Registrant”), in connection with the filing of the above-referenced Registration Statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933, as amended (the “Securities Act”), 4,796,839 shares of the Registrant’s Common Stock, par value $.01 per share, for issuance and sale by the Registrant (the “Shares”), together with an equal number of rights to purchase shares of the Registrant’s Series F Junior Participating Preferred Stock, $1.00 par value per share (the “Rights”) pursuant to the Registrant’s Amended and Restated Rights Agreement, dated as of March 30, 1998, as amended (the “Rights Agreement”), between the Registrant and SunTrust Bank, as Rights Agent. Following the effectiveness of the Registration Statement, the Registrant intends to issue the Shares and the Rights in connection with the proposed merger transaction (the “Merger”) in which Frontstep, Inc., (“Frontstep”) will become a wholly owned subsidiary of the Registrant pursuant to an Agreement and Plan of Merger, dated as of November 24, 2002, as amended (the “Merger Agreement”), among the Registrant, FP Acquisition Sub, Inc. (“Merger Sub”) and Frontstep. We are furnishing this opinion letter pursuant to Item 5 of Form S-4 and Item 601(b)(5) of the Commission’s Regulation S-K.

We have examined the Restated Articles of Incorporation of the Registrant, as amended, the Bylaws of the Registrant, as amended, the Rights Agreement, records of proceedings of the Board of Directors and the shareholders of the Registrant deemed by us to be relevant to this opinion letter, the Merger Agreement, and the Registration Statement. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon the representations, warranties and covenants made in the Merger Agreement and the Rights Agreement by the parties thereto and originals or copies, certified or otherwise identified to our satisfaction, of such other records, agreements, documents and instruments, including certificates or comparable documents of officers of the Registrant and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Our opinion set forth below is limited to the laws of the State of Georgia. We do not express any opinion herein concerning any other laws.

This opinion letter is provided to the Registrant for its use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without our express written consent, except that the Registrant may file a copy of this opinion letter with the Commission as an exhibit to the Registration Statement. The only opinion rendered by us consists of those matters set forth in the seventh paragraph hereof, and no opinion may be implied or inferred beyond the opinion expressly stated.

For purposes of this Opinion, we are assuming the due authorization and adoption of the Frontstep Stock Plans (as defined in Article 11.1 of the Merger Agreement) by Frontstep. We are further assuming that all grants of options issued pursuant to the Frontstep Stock Plans were issued in compliance with all applicable legal requirements. We are further assuming approval of the issuance of the shares in the Merger by the shareholders of the Registrant and approval of the Merger by the shareholders of Frontstep.

Based upon the foregoing, it is our opinion that the Shares and the Rights to be issued in the Merger, when issued and delivered by the Registrant against payment of the consideration set forth in the Merger Agreement, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Opinions” in the Joint Proxy Statement-Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

ALSTON & BIRD LLP

By:    /S/    M. HILL JEFFRIES

M. Hill Jeffries, Partner